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                                                                     EXHIBIT 5.1
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                             Katten Muchin & Zavis
                           525 W. Monroe, Suite 1600
                            Chicago, Illinois 60661

                                March 27, 1998


PLATINUM technology, inc.
1815 South Meyers Road
Oakbrook Terrace, Illinois 60181

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel for PLATINUM technology, inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance of up to 8,342,759 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock") pursuant to and in connection with the Company's acquisition of Mastering, Inc. ("Mastering"), a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Agreement and Plan of Reorganization dated as of February 18, 1998 ("Merger Agreement") among the Company, PT Acquisition Corporation I, a wholly-owned subsidiary of the Company, and Mastering, (c) the Restated Certificate of Incorporation of the Company, (d) the By-laws of the Company, and
(e) minutes of meetings of the Board of Directors of the Company.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and exchanged by the Company for shares of capital stock of Mastering in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock.

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PLATINUM technology, inc.
March 27, 1998
Page 2

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ KATTEN MUCHIN & ZAVIS